Exhibit No. 99.1

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor and Media Relations: 414-351-9758

RECOVERY ENERGY, INC. ANNOUNCES DEBT MODIFICATIONS, NEW FUNDING
COMMITMENTS AND DELAY IN FILING 10-K

APRIL 17, 2013 – Denver, CO –  Recovery Energy, Inc. (NASDAQ: RECV) (the “Company”), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, today announced a delay in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The delay was precipitated by the Company’s completion of negotiations with its lenders that among other things, achieved a reduction of its blended interest rate from 12.1% to 9.2%, and the receipt of a funding commitment that will affect its 2013 development program.

In a Notification of Late Filing on Form 12b-25 filed on April 1, 2012, the Company anticipated filing its annual report on Form 10-K no later than fifteen calendar days following the prescribed due date. Although the Company will not be able to file its annual report as scheduled, it anticipates filing no later than April 19, 2013.

“While making our periodic filings in a timely manner is very important to us, we determined that providing our shareholders and the public with the most accurate information available must take precedence in this situation,” said A. Bradley Gabbard, President and Chief Financial Officer.

On April 15, 2013, the Company amended both its secured term loans with Hexagon, LLC (“Hexagon”), and its 8% Senior Secured Convertible Debentures to extend their maturity dates to May 16, 2014.  In consideration for the extended maturity date of both loans and the reduced interest rate and minimum loan payment under the secured term loans, the Company is required to provide both Hexagon and the holders of the debentures an additional security interest in 15,000 acres (or 30,000 acres in aggregate) of our undeveloped acreage. Additionally, pursuant to the amendment to the secured term loan, Hexagon agreed to (i) reduce the interest rate on the term loans from 15% to 10% beginning retroactively with March 2013, (ii) permit the Company to make interest-only payments for March, April, May, and June, after which time the minimum secured term loan payment will be no greater than $230,000 per month.

On April 16, 2013, the Company executed a binding letter agreement with one of the holders of its debentures, which agreed to purchase an additional $1.5 million in the Company’s debentures within 90 days. The letter agreement also provides for the other holders of the Company’s debentures to purchase up to $3.5 million in additional debentures, subject to approval by its board of directors.

“This additional financing will enable us to expand our drilling program, and will provide us with significantly more flexibility in meeting our working capital needs,” said Mr. Gabbard.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 144,000 gross, 129,000 net acres.  Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) ability to meet its working capital needs, and (3) its ability to file its Form 10-K.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.